UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Horizon Therapeutics Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland
(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	HZNP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2021, Horizon Therapeutics USA, Inc., a Delaware corporation (“Parent”), Teiripic Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), Viela Bio, Inc., a Delaware corporation (the “Target”), and solely for purposes of Sections 6.7 and 9.12 of the Merger Agreement (as defined below), Horizon Therapeutics plc, a public limited company organized under the laws of Ireland (“Ultimate Parent”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Under the terms of the Merger Agreement, Parent, through Purchaser, commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of the Target’s common stock, par value $0.001 per share (the “Target Shares”), at a price of $53.00 per Share (the “Offer Price”), net to the holder thereof, in cash, without interest, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 12, 2021, and in the related letter of transmittal (as each may be amended or supplemented from time to time).

The Offer expired at midnight, New York time, at the end of the day on March 12, 2021 as scheduled and was not extended. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, a total of 51,668,285 Target Shares were validly tendered and not properly withdrawn as of the expiration of the Offer, which represented approximately 94% of the then outstanding Target Shares. The condition to the Offer that there were validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Target Shares that, together with the Target Shares then owned by Parent, Purchaser and their respective controlled affiliates (if any), represent one more Target Share than 50% of the total number of (A) Target Shares outstanding at the time of the expiration of the Offer, plus (B) the aggregate number of Total Shares issuable to holders of options to purchase Target Shares outstanding under any of the Target equity plans or otherwise issued or granted by the Target (the “Target Options”) from which the Target has received notices of exercise prior to the expiration of the Offer (and as to which Target Shares have not yet been issued to such exercising holders of Target Options) was satisfied. All conditions to the Offer having been satisfied, on March 13, 2021, Purchaser irrevocably accepted for payment all Target Shares validly tendered pursuant to the Offer and not validly withdrawn as of the expiration of the Offer, and will promptly pay for such Target Shares in accordance with the terms of the Offer. In accordance with the terms of the Offer, the depositary will act as agent for tendering stockholders for the purpose of receiving payments for tendered Target Shares and transmitting such payments to tendering stockholders whose Target Shares have been accepted for payment. In addition, the depositary for the Offer advised that notices of guaranteed delivery have been delivered with respect to 991,504 additional Target Shares, representing approximately 1.80% of the outstanding Target Shares.

On March 15, 2021, Purchaser completed its acquisition of the Target pursuant to the terms of the Merger Agreement. Purchaser merged with and into the Target, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Target continuing as the surviving corporation and as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of Ultimate Parent (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Target Share then outstanding (other than any Target Shares (i) owned by Parent, Purchaser or the Target or by any direct or indirect wholly-owned subsidiary of Parent, Purchaser or the Target, (ii) held by a holder who is entitled to demand and who properly and validly demands their statutory rights of appraisal in respect of such Target Shares in compliance in all respects with Section 262 of the DGCL), was converted into the right to receive an amount in cash equal to the Offer Price, net to the holder thereof, in cash, without interest, subject to any applicable withholding taxes.

Each Target Option that was outstanding as of immediately prior to the Effective Time and that was otherwise eligible to vest in accordance with its terms on or before June 1, 2021 and each Target Option held by Target’s non-employee directors, accelerated and became fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, subject to such holder’s continued services with the Target through immediately prior to the Effective Time. As of the Effective Time, each Target Option that was then outstanding, vested and unexercised as of immediately before the Effective Time was cancelled and converted into the right to receive an amount equal to (A) the total number of Target Shares subject to such Target Option immediately prior to such cancellation multiplied by (B) the excess of (x) the Offer Price over (y) the exercise price payable per Target Share underlying such Target Option, payable net to the holder of the Target Option in cash without interest, and less any applicable withholding taxes. Each cancelled Target Option had an exercise price per Target Share that was less than the Offer Price.

Ultimate Parent assumed all of the remaining outstanding Target Options, with the number of shares subject to such assumed options representing the right to purchase a number of ordinary shares, nominal value $0.0001 per share, of Ultimate Parent equal to the equity exchange ratio of 0.6047 multiplied by the number of Target Shares previously subject to such assumed options, with such resulting number rounded down to the nearest whole share. The equity exchange ratio was determined by dividing the Offer Price by the dollar volume weighted average price, rounded to four decimal points, of Ultimate Parent’s ordinary shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the five consecutive trading days ending on March 10, 2021. The exercise prices of such assumed options were adjusted by dividing the exercise price of the Target Options by the equity exchange ratio and rounding the resulting number up to the nearest whole cent. The assumed options continue to be governed by the terms of the Target’s Amended and Restated 2018 Equity Incentive Plan under which the options were originally granted (the “Target Plan”).

Upon the closing of the Merger, Ultimate Parent assumed the Target Plan’s unused share reserve. Immediately after the Merger closing, Ultimate Parent amended the assumed Target Plan to eliminate the provisions that would otherwise provide for any automatic “evergreen” increases to the Target Plan’s share reserve after the Merger closing. The total number of Ultimate Parent ordinary shares subject to awards granted by Ultimate Parent under the assumed Target Plan following the Merger closing will not exceed 3,677,603, which is the sum of the 1,318,053 ordinary shares of Ultimate Parent subject to the Assumed Options and the 2,359,550 ordinary shares of Ultimate Parent issuable pursuant to the remaining unused share reserve of the Target Plan as of the Merger closing, as determined after applying the equity exchange ratio. Ultimate Parent intends to file a registration statement on Form S-8 to register the ordinary shares of Ultimate Parent issuable under the Target Plan.

If a stock award granted under the Target Plan expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance by Ultimate Parent under the assumed Target Plan. If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by Ultimate Parent because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance by Ultimate Parent under the assumed Target Plan.

The description of the Merger Agreement and the transactions contemplated thereby contained in this Introductory Note does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Ultimate Parent with the SEC on February 1, 2021.

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On March 15, 2021, Parent (in such capacity, the “Borrower”) borrowed $1,600.0 million aggregate principal amount of loans (the “Incremental Loans”) pursuant to an amendment (the “Credit Facility Amendment”) to the Credit Agreement, dated as of May 7, 2015, by and among Parent, Ultimate Parent, certain subsidiaries of Ultimate Parent party thereto as subsidiary guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent (as amended, the “Credit Agreement”). The Incremental Loans were incurred as a separate class of term loans under the Credit Agreement with the same terms of the previously outstanding $418.0 million senior secured term loans (the “December 2019 Refinancing Loans”) except as described below. The Credit Agreement provides for (i) the Incremental Loans, (ii) the December 2019 Refinancing Loans, (iii) a $275.0 million revolving credit facility (iii) one or more uncommitted additional incremental loan facilities subject to the satisfaction of certain financial and other conditions, and (iv) one or more uncommitted refinancing loan facilities with respect to loans thereunder. The Credit Agreement allows for Ultimate Parent and certain other subsidiaries of Ultimate Parent to become borrowers under incremental or refinancing facilities.

The obligations under the Credit Agreement (including obligations in respect of the Incremental Loans) and any swap obligations and cash management obligations owing to a lender (or an affiliate of a lender) thereunder are guaranteed by Ultimate Parent and each of Ultimate Parent’s existing and subsequently acquired or formed direct and indirect subsidiaries (including the Target and its subsidiaries) (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The obligations under the Credit Agreement (including obligations in respect of the Incremental Loans) and any such swap and cash management obligations are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Borrower and the guarantors, except for certain customary excluded assets, and (ii) all of the capital stock owned by the Borrower and guarantors thereunder (limited, in the case of the stock of certain non-U.S. subsidiaries of the Borrower, to 65% of the capital stock of such subsidiaries). The Borrower and the guarantors under the Credit Agreement are individually and collectively referred to herein as a “Loan Party” and the “Loan Parties,” as applicable.

The Borrower is permitted to make voluntary prepayments of the loans under the Credit Agreement at any time without payment of a premium, except that with respect to the Incremental Loans, a 1% premium will apply to a repayment of the Incremental Loans in connection with a repricing of, or any amendment to the Credit Agreement in a repricing of, such loans effected on or prior to the date that is six months following March 15, 2021. The Borrower is required to make mandatory prepayments of loans under the Credit Agreement (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions), (c) net cash proceeds from issuances of debt (other than certain permitted debt), and (d) 50% of Ultimate Parent’s excess cash flow (subject to decrease to 25% or 0% if Ultimate Parent’s first lien leverage ratio is less than 2.25:1 and 1.75:1, respectively). The Incremental Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with any remaining balance payable on March 15, 2028, the final maturity date of the Incremental Loans.

The Incremental Loans bear interest at a rate, at Parent’s option, equal to the London Inter-Bank Offered Rate (“LIBOR”), plus 2.00% per annum (subject to a 0.50% LIBOR floor) or the adjusted base rate plus 1.00% per annum, with a step-down to LIBOR plus 1.75% per annum or the adjusted base rate plus 0.75% per annum at the time Ultimate Parent’s leverage ratio is less than or equal to 2.00 to 1.00. The adjusted base rate is defined as the greatest of (a) LIBOR (using one-month interest period) plus 1.00%, (b) the prime rate, (c) the federal funds rate plus 0.50%, and (d) 1.00%.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under the Credit Agreement include: (i) the failure by the Borrower to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Ultimate Parent’s or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Ultimate Parent or any of its material subsidiaries; (vi) certain undischarged judgments against Ultimate Parent or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on Ultimate Parent and its restricted subsidiaries taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by Ultimate Parent or its restricted subsidiaries not to be, in full force and effect; (ix) any loan document or material provision thereof ceasing to be, or any proceeding being instituted asserting that such loan document or material provision is not, in full force and effect; and (x) the occurrence of a change of control. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

The foregoing description of the Credit Facility Amendment and the Incremental Loans is not intended to be complete and is qualified in its entirety by reference to the Credit Facility Amendment, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01.	Other Events.

On March 15, 2021, Ultimate Parent issued a press release announcing the expiration and results of the Offer and the closing of the Merger. The press release is filed as Exhibit 99.2 to this Current Report.

The information set forth in the Introductory Note of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Amendment No. 9, dated March 15, 2021, to the Credit Agreement, dated May 7, 2015, by and among Horizon Therapeutics USA, Inc., as borrower, Horizon Therapeutics plc, as Irish Holdco and a guarantor, the subsidiary guarantors party thereto, as subsidiary guarantors, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

99.2	Press Release, issued by Horizon Therapeutics plc, dated March 15, 2021 (incorporated by reference to the Schedule TO-T/A filed by Ultimate Parent, Parent and Purchaser on March 15, 2021, as amended).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2021	HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President, Chief Financial Officer